UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      December 26, 2025

TX RAIL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-32335	58-2558702
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12080 Virginia Blvd., Ashland, Kentucky 41102
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (606) 928-1131

TX Holdings, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act: None.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1-Registrants' Business and Operations

Item 1.01- Entry into Material Definitive Agreement

In December 2025, TX Rail Products, Inc (“the company”) entered into a private placement transaction whereby it will sell to a single institutional investor six million shares (6,000,000) of the Company’s no par value Common Stock at a purchase price of $0.30 per share, for a total purchase price of $1,800,000. As part of the transaction, the investor also has the right to purchase 4 million shares (4,000,000) of the no par common stock at a price of $0.50 per share for a period of 36 months from the effective date. Both the initial investment and the warrant exercise price represent a premium to the current market price of $0.2450 per share as of the close of trading on December 23, 2025.

The investor agrees that the Company shall retain voting control over the shares of Common Stock purchased under this transaction, provided that the investor holds at least 1% of the Company’s outstanding Common Stock.

The shares of Common Stock purchased under this agreement shall be restricted securities and may not be sold, transferred or otherwise disposed of except in compliance with SEC Rule 144, which requires, among other conditions, a minimum holding period of one (1) year after issuance.

The closing date of the stock purchase transaction shall take place on a mutually agreed date upon satisfaction of all closing conditions, but no later than 30 days after the Effective date of December 23, 2025.

TX RAIL PRODUCTS, INC.

Date: January 5, 2026	By:	/s/ William Shrewsbury
Chief Executive Officer and Chairman